Filed Pursuant to Rule 424(b)(3) and (c)
Registration Number 333-218917

PROSPECTUS SUPPLEMENT NO. 3

(To Reoffer Prospectus dated June 23, 2017)

PETMED EXPRESS, INC.

806,805 shares of Common Stock

This prospectus supplement no. 3 supplements and amends information contained in the reoffer prospectus dated June 23, 2017, as supplemented by the prospectus supplement no. 1 dated November 29, 2019, and prospectus supplement no. 2 dated February 15, 2021, as it relates to the resale by the Selling Security Holders of our common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the reoffer prospectus, including any amendment or supplement thereto.

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 6 of the reoffer prospectus dated June 23, 2017, and the risk factors and risks discussed in the documents incorporated by reference in the reoffer prospectus, as they may be amended, updated or modified periodically in our reports filed with the SEC.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2022

SELLING SECURITY HOLDERS

The following table sets forth the names of the Selling Security Holders (and/or the beneficial owners) and the number of shares of common stock beneficially owned by each of them as of the date of this prospectus supplement.

The table below supplements or amends the table of Selling Security Holders contained on pages 13 and 14 of the reoffer prospectus dated June 23, 2017. Where the name of a Selling Security Holder identified in the table below also appears in the table in the reoffer prospectus, the information set forth in the table below regarding that Selling Security Holder supersedes the information in the reoffer prospectus. Information in the table below with respect to beneficial ownership has been furnished by each of the Selling Security Holders. The shares are being registered to permit public secondary trading of the shares, and Selling Security Holders may offer the shares for resale from time to time. The Selling Security Holders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below.

Name and Relationship of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned as of June 24, 2022	Maximum Number of Shares of Common Stock Which may be Offered Pursuant to this Offering	Number of Shares of Common Stock Beneficially Owned Assuming Sale of all Shares Offered Hereby	Percentage of Shares of Common Stock Owned Assuming Sale of all Shares Offered Hereby

Mathew N. Hulett, Chief Executive Officer, President, Director (1)	600,000	600,000	600,000	*

Ronald J. Korn, Director (2)	90,833	83,500	7,333	*

Gian M. Fulgoni, Director (3)	61,010	25,610	35,400	*

Leslie C.G. Campbell, Director (4)	32,500	32,500	-	*

Jodi Watson, Director (5)	11,380	11,380	-	*

Peter S. Cobb	7,500	7,500	-	*

Director (6)

Diana Garvis Purcel, Director (7)	1,875	1,875	-	*

Bruce S. Rosenbloom, Chief Financial Officer, Treasurer (8)	45,540	44,440	1,100	*

(*) less than 1% of the issued and outstanding shares.

(1)

Mr. Hulett’s holdings include (i) 90,000 restricted shares under the 2016 Employee Equity Compensation Restricted Stock Plan (“2016 Employee Restricted Stock Plan”), which are subject to forfeiture in one-third increments before August 30, 2022, 2023, and 2024, in the event of termination of employment, and, (ii) 510,000 performance restricted shares under the 2016 Employee Restricted Stock Plan, which stock restrictions will lapse on August 30, 2024 upon (i) achieving various increments and absolute stock price hurdles before August 30, 2024, and (ii) continued employment through August 30, 2024.

(2)

Mr. Korn’s holdings include 2,500 restricted shares under the 2015 Outside Director Equity Compensation Restricted Stock Plan (“2015 Director Restricted Stock Plan”), which are subject to forfeiture before July 26, 2022, 5,000 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-half increments before July 31, 2022 and 2023, and 7,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-third increments before July 30, 2022, 2023, and 2024, in the event of cessation of service as a director. Mr. Korn is not a director nominee for re-election at the 2022 annual meeting of shareholder (“2022 Annual Meeting”) due to his retirement and will cease services as a director effective following the 2022 Annual Meeting on July 28, 2022. In connection therewith the Board agreed that Mr. Korn will receive the vested portion of 2,500 shares, from his restricted stock grant of 7,500 shares which was issued on July 31, 2020, and will received the vested portion of 2,500 shares, from his restricted stock grant of 7,500 shares which was issued on July 30, 2021, because these shares represent equity compensation for the previous 12 months of service on the Board.

(3)

Dr. Fulgoni’s holdings include (i) 2,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture before July 26, 2022, 5,000 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-half increments before July 31, 2022 and 2023, and 7,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-third increments before July 30, 2022, 2023, and 2024, in the event of cessation of service as a director, and (ii) 46,010 shares held of record by The Gian Fulgoni Living Trust dated March 14, 2013, Gian Fulgoni sole trustee.

(4)

Ms. Campbell’s holdings include 2,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture before July 26, 2022, 5,000 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-half increments before July 31, 2022 and 2023, 7,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-third increments before July 30, 2022, 2023, and 2024, and 2,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-third increments before January 11, 2023, 2024, and 2025, in the event of cessation of service as a director.

(5)

Ms. Watson’s holdings include 920 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-half increments before June 2, 2023 and 2024, 7,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-third increments before July 30, 2022, 2023, and 2024, and 2,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-third increments before January 11, 2023, 2024, and 2025, in the event of cessation of service as a director.

(6)

Mr. Cobb’s holdings include 7,500 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-third increments before July 30, 2022, 2023, and 2024, in the event of cessation of service as a director.

(7)

Ms. Purcel’s holdings include 1,875 restricted shares under the 2015 Director Restricted Stock Plan, which are subject to forfeiture in one-third increments before April 4, 2023, 2024, and 2025, in the event of cessation of service as a director.

(8)

Mr. Rosenbloom's holdings include (i) 3,150 restricted shares under the 2016 Employee Restricted Stock Plan, which are subject to forfeiture before July 26, 2022, 6,650 restricted shares under the 2016 Employee Restricted Stock Plan, which are subject to forfeiture in one-half increments before July 31, 2022 and 2023, and 14,925 restricted shares under the 2016 Employee Restricted Stock Plan, which are subject to forfeiture in one-third increments before July 30, 2022, 2023, and 2024, in the event of termination of employment, and (ii) 1,100 shares held of record by his spouse.